EMPLOYMENT AGREEMENT
          BETWEEN SATELLITE ENTERPRISES CORPORATION AND JERRI L. PALMER

Pursuant to this Amended and Restated Employment Agreement (the "Agreement"), dated December 05, 2005, Jerri L. Palmer ("Executive") and Satellite Enterprises Corporation, a Neveda corporation ("Company"), to read in its entirety as follows:

1. Term

The term of this Agreement shall commence on December 5, 2005, and shall renew automatically for successive one-year terms, except where Executive provides Company with 30 days written notice of termination prior to the expiration of a term or by mutual agreement between parties.

2. Duties

Executive shall be employed by Company as its Chief Executive Officer. Executive shall report directly and solely to the Company's Board of Directors ("Board"). Executive shall devote her full time and best efforts to the Company. Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during employment hereunder. Executive agrees to serve on the Board if elected.

3. Salary

Executive shall receive an annual base salary of $72,000 including taxes and plus employment taxes. The Board, in its discretion, may increase the base salary based upon relevant circumstances and terms expressed herein. The pay period for the Executive shall be on a monthly basis.

4. Salary Increases

(a) Executive shall be eligible for a yearly incentive salary increases hereunder subject to the Board's yearly review of the Executive's performance and the Company's financials. The yearly incentive salary increase shall be a fair and equal to all parties involved.

(b) This increase shall be effective proactively upon the Board's review and shall be payable the pay period agreed upon by the Executive and the Board. The Board shall have 30 days following the date the Company's audited consolidated statement of income for the applicable year becomes available to review and approve any salary increase according to Section 4(a).

(c) Executive Bonus's that may be deemed appropriate shall be agreed upon by the Executive and the Board jointly. The Executive has the option to recognize the bonus in shares of stock of the company.


5. Stock Options

The Company hereby grants the following stock options to Executive. Stock options shall be in effect throughout the Executive's employment with the Company.

(a) The Company shall vest an option of 2 million Company shares to the Executive, 50% to be exercise after one year and 50% after the second year of employment in the company at an exercise price of $0.15 per share.


6. Benefits

Executive shall be entitled to receive all benefits generally made available to executives of Company.


7. Reimbursement for Expenses

(a)Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company. Subject to Company's policy regarding the reimbursement of such expenses (which does not necessarily provide for reimbursement of all 3 such expenses), Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses. (b) Executive shall be reimbursed for a company vehicle and insurance.


8. Protection of Company's Interests

(a) During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of Company or any of its subsidiaries; provided, however, that the provisions of this Section 8 shall not prohibit her ownership of voting stock of any publicly held corporation.

(b) Except for actions taken in the course of her employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by while in the employ of Company. Upon termination of his employment by Company, Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in possession or under her control.

(c) Company and its successors and assigns shall, in addition to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder except with respect to any book or writing autobiographical in nature. Executive will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title in or to any such material.

(d) Executive shall not, either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following Executive's termination of employment hereunder for any reason, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or any affiliated entity, either for Executive's own account or for any other person, firm or company, any person who is employed by Company or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of Company or any affiliated entity.

(e) Executive recognizes that the services to be rendered by her hereunder are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages, and in the event of a breach of this Agreement by Executive, Company shall be entitled to equitable relief by way of injunction or any other legal or equitable remedies.

9.     Termination by Company

(a) Company shall have the right to terminate this Agreement under the following circumstances:

      (i) Upon the death of Executive.

      (ii) Upon notice from Company to Executive in the event of an illness or other disability which has incapacitated him from performing duties for three consecutive months as determined in good faith by the Board.

      (iii) For good cause upon notice from Company. Termination by Company of Executive's employment for "good cause" (whether before or after a corporate sale or combination event identified in Section 10(ii) below) or the voluntary resignation by Executive as an employee of Company without the prior written consent of Company.

(b) If this Agreement is terminated pursuant to Section 9(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement and as further provided with respect to the Options in the Amended and Restated Stock Option Agreement.

10. Termination by Executive

Executive shall have the right to terminate her employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "good reason" for such termination:

(i) Executive is not elected or retained as Chairman and or Chief Executive Officer and a director of Company.

(ii) Company acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (a) Executive shall have the responsibilities and authority with respect to Company's businesses as Chief Executive Officer (b) Executive shall report solely and directly to the board of directors (and not to the chairman of the board of directors) of the entity (or to the individual) that acquires Company or its assets or, if there shall be an ultimate parent of such entity, then to the board of directors of such ultimate parent and (c) Executive shall be elected and retained as a member of the board of directors of such entity or ultimate parent (if there shall be one).

11. Consequences of Breach by Company

If Executive's employment is terminated pursuant to Section 10 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

(i) Executive shall receive a cash payment equal to the present value (based on five percent interest) of Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

12. Remedies

Company recognizes that because of Executive's special talents, in the event of termination by Company hereunder (except under Section 9(a)), or in the event of termination by Executive under Section 10, before the end of the agreed term, Company and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of base salary, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

13. Binding Agreement

This Agreement shall be binding upon and inure to the benefit of Executive, heirs, distributees and assigns and Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

14. Amendment; Waiver

This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Company and supersedes, on and as of the date hereof. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.


15. Governing Law

(a) This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto.

(b) Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Florida, and by execution and delivery of this Agreement, Executive and Company irrevocably consent to the jurisdiction of those courts. Executive and Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. Executive and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

(c) The parties agree that this Agreement shall constitute the sole and conclusive basis for establishing Executive's compensation for all services provided by her hereunder.

16. Notices

All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows: If to Executive to:

Jerri L. Palmer
1611 South West 2nd Ct. #102
Miami,  FL 33129

and

If to Company, to:
Satellite Enterprises Corporation
2140 South Dixie Highway, Suite 303
Miami, Florida 33133

Attn: Randy Hibma
or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS WHEREOF, the parties have executed this Agreement this 5th day of December the year 2005.


Signed by                                  Signed by




/s/Jerri Palmer                            /s/Roy Piceni
..................................          ....................................
Jerri Palmer                               Roy Piceni
1611 South West 2nd Ct                     Chairman
Miami,  FL 33129                           Satellite Enterprise Corporation
                                           2140 South Dixie Hwy #303
                                           Miami, FL 33129